BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JANUARY 9, 2017

1.           Date, Time and Location: Held on January 9, 2017, at 8:00 hours, at the office of BRF S.A. (“Company”) located at Rua Hungria, N°. 1.400, 5th floor, in São Paulo City, state of São Paulo.

2.           Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Presence: The meeting was duly called and held within the terms of article 21, clause 5 of the Company´s Bylaws, with the totality of the members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

4.           Agenda: (i) The Incorporation of Joint Venture and (ii) The Acquisition of Equity Participation in Banvit Bandirma Vitaminli Yem Sanayii A.S.

5.           Resolutions: The members of the Board of Directors unanimously approved, without reservations:

5.1    Incorporation of Joint Venture. In accordance with the set forth in article 23, (vii) of the Company´s Bylaws, approval was given for the incorporation of a joint venture by a wholly owned subsidiary of the Company and Qatar Investment Authority (“QIA”), which will own certain equity participations (“JV”).

5.2      Acquisiton of Equity Participation in Banvit Bandirma Vitaminli Yem Sanayii A.S. In accordance with the set forth in article 23, (xxxii) of the Company´s Bylaws, approval was given for the acquisition, through the JV, of up to 79.5% of the totality of shares issued by Banvit Bandirma Vitaminli Yem Sanayii A.S., in the approximately amount of US$ 270,000.000,00 (two hundred and seventy million dollars). In addition, the Board of Directors also approved the mandatory tender offer to acquire the remaining 20.5% of the shares.

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BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON JANUARY 9, 2017

The documents that supported the resolution taken by the members of the Board of Directors were filed at the Company’s headquarters.

The Executive Officers of the Company are henceforth authorized to carry out all and any acts and execute any and all documents required for the implementation of the resolutions passed herein.

6.           Approval and Signature of the Minutes: There being no further matters to be discussed, the Chairman ended the meeting, being these minutes drawn up in summary form, read, approved and signed. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Board: Messrs. Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

I certify that the present minutes are an accurate and true copy of the original which is filed in Book Number 5, pages 119 and 120 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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